Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-275854 and 333-278761) and Form S-8 (Nos. 333-268426, 333-270923, 333-273908 and 333-278365) of Acrivon Therapeutics, Inc. of our report dated March 27, 2025 relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

March 27, 2025